EXHIBIT 99.1

[Press Release dated May 2, 2007]

CRM Holdings, Ltd. Announces First Quarter Results

  Record Revenues Up 135% for the Quarter, Driven by Acquisition of Majestic

                        Net Income of $0.18 Per Share

    HAMILTON, Bermuda, May 2 /PRNewswire-FirstCall/ -- CRM Holdings, Ltd.
("CRM") (Nasdaq: CRMH), a leading provider of a full range of products and services for the workers' compensation insurance industry, today announced results for the first quarter ended March 31, 2007.

    First Quarter 2007
    Net income for the first quarter of 2007 was $2.9 million, or $0.18 per diluted share, compared to $3.0 million, or $0.19 per diluted share, in the first quarter of 2006.  The first quarter of 2007 reflects an increase in corporate and other expenses of $0.9 million or $0.04 per share, due in part to fees and expenses related to CRM's secondary offering of shares during the quarter.
    Total revenues were a record $34.7 million in the quarter, up 135% from
$14.8 million in the same quarter of 2006.
    Net earned premiums from primary insurance and reinsurance increased 429%, to $22.8 million from $4.3 million a year ago.  The increase was due to the acquisition of Majestic Insurance Company ("Majestic"), which contributed a full quarter of premiums for the first time, totaling $16.9 million.  Twin
Bridges also contributed to the improvement, increasing its earned premiums by
$1.7 million to $6.0 million from $4.3 million a year ago by assuming a larger share of the excess coverage purchased by self-insured groups administered by the Company.
    Fee-based management services revenues of $9.5 million declined slightly from $9.7 million in the prior year.  Fee-based management services revenues were constrained primarily by lower insurance rates in California and reduced commissions following the replacement of a number of expiring excess compensation policies by policies from Majestic on January 1, 2007.
    Investment income rose to $2.4 million for the quarter from $0.8 million in the same quarter of 2006, due to the increased level of investments following the inclusion of Majestic in the accounts of CRM after November 14,
2006.
    Total expenses increased 169%, to $31.7 million from $11.8 million in the first quarter a year ago, largely due to the inclusion of Majestic.  Loss and loss adjustment expenses as a percentage of net premiums earned (loss ratio)
at Twin Bridges in the quarter were 32.0% compared to 24.0% in the prior year.
The first quarter of 2006 results benefited from prior period reserve reduction totaling $0.6 million.  Majestic posted a loss ratio of 65.9% for the quarter.
    The combined ratio (total losses and loss adjustment, underwriting, acquisition and general expenses as a percentage of net premiums earned) for the reinsurance segment for the first quarter of 2007 was 61.0%, compared to
55.8% in the same quarter of 2006.  The combined ratio for Majestic, the
Company's primary insurance segment, was 100.1%.
    Commenting on the quarter, Dan Hickey Jr., CEO of CRM Holdings Ltd., said,
"We are pleased with the profitability of the CRM business during the first quarter.  Our more diverse business model is serving us well, providing contributions to profits across primary insurance, reinsurance and fee-based sectors.  The powerful combination of these models is working especially well in the risk-based part of the business, where fronting fees have been eliminated in a number of instances and underwriting disciplines have been maintained."

    Segment Results

    Fee-based management services business
    In the first quarter of 2007, revenues in the fee-based management services segment were $9.5 million, a decrease of 1.9% from $9.7 million in revenues in the first quarter of 2006.  The number of group members in
California increased 25.1% to 404 compared to the same quarter last year;
however, rates in that state were lower than at the same time last year.  As a result, premiums under management at quarter end of $56.3 million declined
15.7% from $66.7 million at the same time a year ago.  The Company's group membership in New York increased 5.5% to 2,082, but premiums under management decreased by 0.6% to $116.7 million, as a result of business mix, discounts, and experience modification movements.

    Fee-based net income before taxes for the first quarter of 2007 was
$0.6 million versus $0.7 million for the same quarter the prior year.

    Primary Insurance and Reinsurance Segments
    In the first quarter of 2007, revenues in the reinsurance segment increased 36.6% to $6.7 million from $4.9 million in the same quarter last year.
    Net income before taxes for the reinsurance segment was $3.0 million in the first quarter of 2007, compared to $2.5 million in the first quarter of
2006, an increase of 22.3%.
    Revenues from the primary insurance segment were $18.4 million in the quarter, and income before taxes was $1.5 million.

    Outlook for Remainder of 2007
    CRM expects further progress during the year from its risk-based businesses.  Majestic has recently begun to write business in the state of New
Jersey as part of its plan to diversify outside its traditional West Coast base.  During the second quarter on April 1st, three additional trusts renewed their reinsurance contracts with Majestic as their U.S. carrier, replacing the former third-party carrier.  This increases Twin Bridges' quota share participation on these contracts from 70% to 90%.
    Fee-based business remains competitive with the prospect of some additional rate declines in California.  CRM plans to remain competitive while maintaining high underwriting standards.
    CRM reaffirmed its guidance for the full year of fully diluted earnings per share in the range of $1.10 to $1.20.

    Conference Call
    The company will host a conference call at 9:00 a.m. ET on Wednesday, May
2, 2007, to discuss earnings for the first quarter ended March 31, 2007.  To participate in the event by telephone, please dial 800-946-0745 five to ten minutes prior to the start time (to allow time for registration) and reference passcode 7676614.  International callers should dial 719-457-2652.  The conference call will be broadcast live over the Internet and can be accessed by all interested parties at CRM's Web site at
http://www.CRMHoldingsLtd.bm/events.cfm.  To listen to the call please go to this Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.  For those unable to participate during the live webcast, an audio replay of the conference call will be archived on CRM's web site, at
http://www.CRMHoldingsLtd.bm/events.cfm, for 90 days.  A digital replay of the call will also be available on Wednesday, May 2, at approximately 12:00 p.m.
Eastern Time through Wednesday, May 9, at midnight Eastern Time.  Dial
888-203-1112 and enter the conference ID number 7676614.  International callers should dial 719-457-0820 and enter the same conference ID number.

    About CRM Holdings, Ltd.
    CRM Holdings, Ltd. is a provider of workers' compensation insurance products.  Its main business activities include providing fee-based management and other services to workers' compensation self-insured groups and, beginning in November 2006, the offering of a traditional workers' compensation insurance product.  The Company provides its fee-based management services to self-insured groups in New York, California and Texas.  It provides its traditional workers' compensation insurance coverage primarily to employers in
California but also has active operations in Alaska, Arizona, Nevada, Oregon,
Washington and, starting on April 1, 2007, New Jersey.  CRM is a provider of reinsurance and excess workers' compensation coverage to the self insured groups it manages as well as other qualified self insured entities.  Further information can be found on the CRM website at www.CRMHoldingsLtd.bm.

    Forward-Looking statements
    This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions).
These statements are based on our current expectations and projections about future events and are identified by terminology such as "may," "will,"
"should," "expect," "scheduled," "plan," "seek," "intend," "anticipate,"
"believe," "estimate," "aim," "potential," or "continue" or the negative of those terms or other comparable terminology.
    All forward-looking statements involve risks and uncertainties.  Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations.  There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document.  Such risks and uncertainties are discussed in the Company's Form 10-K for the year ended
December 31, 2006 and in other documents filed by the Company with the
Securities and Exchange Commission.  We believe that these factors include, but are not limited to the following:

    *  The cyclical nature of the insurance and reinsurance industry;
    *  Premium rates;
    *  Investment results;
    *  Regulatory changes;
    *  The estimation of loss reserves and loss reserve development;
    *  Reinsurance may be unavailable on acceptable terms, and we may be unable to collect reinsurance;
    *  The occurrence and effects of wars and acts of terrorism;
    *  The effects of competition;
    *  The possibility that the outcome of any litigation or arbitration proceeding is unfavorable;
    *  Failure to retain key personnel;
    *  Economic downturns; and
    *  Natural disasters.

    These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made.  The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

              (Financial tables and contact information follow)

    Contact Information:

    Mark Collinson
    CCG Investor Relations
    10960 Wilshire Blvd., Ste. 2050
    Los Angeles, CA 90024
    (310) 231-8600 ext. 117

    Table 1
                              CRM Holdings, Ltd.
                         Consolidated Balance Sheets

                                                  (Unaudited)
                                                    March 31,    December 31,
                                                      2007          2006
                                                     (Dollars in thousands)
    Assets
    Investments:
      Fixed-maturity securities, available-for-sale
       (amortized cost $214,167 and $193,467)       $214,094      $ 193,208
      Equity securities, available-for-sale
       (cost $12,034 and $11,904)                     12,772         12,089
      Short-term investments                           5,016          7,677
      Investment in unconsolidated subsidiary          1,083          1,083
        Total investments                            232,965        214,057
    Cash and cash equivalents                         10,503         14,257
    Cash and cash equivalents, restricted              3,847          6,546
    Accrued interest receivable                        2,146          2,325
    Premiums receivable, net                          11,591         17,806
    Reinsurance recoverable                           32,156         29,211
    Accounts receivable                                5,733          5,572
    Deferred policy acquisition costs                    439          1,143
    Deferred income taxes                              7,837          6,803
    Goodwill                                           2,695          2,695
    Other assets                                       4,986          4,400
    Total assets                                    $314,898      $ 304,815

    Liabilities and shareholders' equity
    Reserve for losses and loss adjustment
     expenses                                       $157,135      $ 153,622
    Unearned premiums                                  6,285          8,080
    Unearned management fees and commissions             931            613
    Long-term debt                                    44,083         44,083
    Accrued expenses                                  19,192         14,773
      Total liabilities                              227,626        221,171

    Common Stock
      Authorized 50 billion shares; $0.01 par value;
       15.9 million common shares issued and
       outstanding;                                      159            155
      0.4 million Class B shares issued and
       outstanding                                         4              8
    Additional paid-in capital                        66,813         66,566
    Retained earnings                                 19,871         16,973
    Accumulated other comprehensive gain (loss),
     net of tax                                          425            (58)
      Total shareholders' equity                      87,272         83,644
    Total liabilities and shareholders' equity      $314,898      $ 304,815

    Table 2
                              CRM Holdings, Ltd.
                Consolidated Statements of Income (Unaudited)

                                                  Three months ended March 31,
                                                       2007          2006
                                                          (Amounts in
                                                        thousands, except
                                                         per share data)
    Revenues
    Fee-based management services:
      Management fees                                 $8,748         $7,830
      Commission income                                  765          1,865
                                                       9,513          9,695
    Net premiums earned                               22,822          4,311
    Investment income                                  2,402            783

      Total revenues                                  34,737         14,789

    Expenses
    Losses and loss adjustment expenses               13,010          1,034
    Fees paid to general agents and brokers            2,760          2,753
    Policy acquisition costs                           4,052          1,292
    Selling, general and administrative expenses      10,933          6,710
    Interest expense                                     972             28
      Total expenses                                  31,727         11,817

    Income before taxes                                3,010          2,972

      Provision for income taxes                         112            (53)

    Net Income                                        $2,898         $3,025

    Basic and fully diluted earnings per share         $0.18          $0.19

    Weighted average shares outstanding:
      Basic                                           16,274         16,247
      Fully diluted                                   16,274         16,339

    Table 3
                              CRM Holdings Ltd.
              Consolidated Statements of Cash Flows (Unaudited)

                                                  Three months ended March 31,
                                                        2007           2006
                                                       (Dollars in thousands)
    CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                        $2,898         $3,025
      Adjustments to reconcile net income to net cash
       provided by operating activities:
        Depreciation and amortization                      184             51
        Amortization of unearned compensation,
         restricted stock                                  260             99
        Amortization of discounts on available-for-sale
         investments                                      (360)          (179)
        Amortization of junior subordinated debt
         issuance costs                                     10             --
        Net realized losses on sale of investments          29             --
        Deferred income tax benefit                     (1,290)           (44)
        Changes in:
          Cash and cash equivalents, restricted          2,699           (147)
          Accrued interest receivable                      179              4
          Premiums receivable                            6,215         (6,680)
          Reinsurance recoverable                       (2,945)            --
          Accounts receivable                             (161)          (401)
          Policy acquisition costs                         703         (1,781)
          Other assets                                    (347)          (644)
          Reserve for losses and loss adjustment
           expenses                                      3,513          1,034
          Unearned premiums                             (1,796)         6,215
          Unearned management fees and commissions         318            427
          Other accrued expenses                         4,422           (328)
            Net cash provided by operating activities   14,531            651

    CASH FLOWS FROM INVESTING ACTIVITIES
      Purchases of available-for-sale investments      (44,362)       (82,067)
      Proceeds from sales and maturities of
       available-for-sale investments                   23,861         19,080
      Net sales and maturities of short-term
       investments                                       2,661             --
      Fixed assets, net                                   (432)          (123)
      Other                                                 (1)             1
            Net cash used in investing activities      (18,273)       (63,109)

    CASH FLOWS FROM FINANCING ACTIVITIES
      Decrease in accrued IPO costs                         --         (2,411)
      Retirement of common shares - share-based
       compensation                                        (12)            --
            Net cash used in financing activities          (12)        (2,411)
            Net decrease in cash                        (3,754)       (64,869)
    Cash and cash equivalents
      Beginning                                         14,257         67,923
      Ending                                           $10,503         $3,054

    Table 4
                              CRM Holdings, Ltd.
                              Income By Segment

                          For the three months ended March 31, 2007
                  Fee-Based   Primary  Reinsurance  Corporate  Elimina-  Total
                  Management  Insurance                and      tions
                   Services                           Other
                                     (Dollars in thousands)
    Revenues:
    Management
     fees          $8,748        $--       $--         $--      $--     $8,748
    Commissions     1,118         --        --          --     (353)       765
    Net premiums
     earned            --     16,852     5,970          --       --     22,822
    Investment
     income            45      1,550       713          94       --      2,402
    Total revenues  9,911     18,402     6,683          94     (353)    34,737
    Expenses:
    Underwriting
     expenses          --     14,060     3,355          --     (353)    17,062
    Interest expense   --         --        --         972       --        972
    Depreciation and
     amortization     157         27        --          --       --        184
    Operating
     expenses       9,187      2,787       285       1,250       --     13,509
    Total expenses  9,344     16,874     3,640       2,222     (353)    31,727
    Income before
     taxes           $567     $1,528    $3,043     ($2,128)      $0     $3,010

    Total Assets   $7,094   $225,802   $73,227      $9,668    $(893)
$314,898

                          For the three months ended March 31, 2006
                  Fee-Based   Primary  Reinsurance  Corporate  Elimina-  Total
                  Management  Insurance                and      tions
                   Services                           Other
                                     (Dollars in thousands)
    Revenues:
    Management
     fees          $7,830        $--       $--         $--              $7,830
    Commissions     1,865         --        --          --               1,865
    Net premiums
     earned            --         --     4,311          --               4,311
    Investment
     income            18         --       583         182                 783
    Total revenues  9,713         --     4,894         182       --     14,789
    Expenses:
    Underwriting
     expenses          --         --     2,326          --               2,326
    Interest expense   28         --        --          --                  28
    Depreciation and
     amortization      51         --        --          --                  51
    Operating
     expenses       8,920         --        80         412               9,412
    Total expenses  8,999         --     2,406         412       --     11,817
    Income before
     taxes           $714        $--   $ 2,488       $(230)     $--     $2,972

    Total Assets   $5,954        $--   $69,094     $16,914      $--    $91,962

    Table 5
                              CRM Holdings, Ltd.
                             Revenues by Segment

                                                    For the three months ended
                                                            March 31,
                                                       2007          2006
                                                      (Dollars in thousands)

    Revenues from Fee-Based Management Services
      New York (1)                                    $7,358         $6,428
      California                                       2,508          3,267
                                                       9,866          9,695

    Revenues from Primary Insurance
      California                                      15,500             --
      Other (2)                                        1,352             --
                                                      16,852             --

    Revenues from Reinsurance
      New York                                         3,394          1,677
      California                                       2,576          2,634
                                                       5,970          4,311

    Investment Income                                  2,402            783

    Eliminations (3)                                    (353)            --

    Total Revenues                                   $34,737        $14,789

    (1)  Includes $31 thousand of revenues from our Texas self-insured group which was established December 1, 2006.
    (2)  Includes primary insurance premiums for policies written in
         Washington, Alaska, Arizona, Nevada and New York.
    (3)  Elimination of CRM New York and CRM California intercompany commissions from Majestic.

    Table 6
                              CRM Holdings, Ltd.
                  Fee-Based Management Services Segment Data

                                                            March 31,
                                                       2007          2006

    Number of Groups
      New York                                             8              8
      California                                           5              6
      Texas                                                1             --
                                                          14             14

    Number of Group Members
      New York                                         2,082          1,974
      California                                         404            323
      Texas                                               12             --
                                                       2,498          2,297

    Aggregate Annualized Premiums (1)

      New York                                  $116,690,000   $117,340,000
      California                                  56,256,000     66,696,000
      Texas                                          354,000             --
                                                $173,300,000   $184,036,000

    (1)  Aggregate annualized premiums are the annualized total of the actual premiums payable to our groups by their members as in effect at the dates specified.  CRM management monitors the period-to-period changes in these amounts because we believe that it is a meaningful indicator of the change in our expected fee-based management services revenue in the future.  Our management fees are based on a percentage of the premiums our groups charge their members and are recognized as income over the year for which such premiums are fixed.  Increases and decreases in the aggregate amount of these annualized premiums are an indication of the increase or decrease in the amount of management fees we expect to earn in the future as our unearned management fees are recognized as income.

    Table 7
                              CRM Holdings, Ltd.
                      Primary Insurance Segment Data (1)

                                                   For the three months ended
                                                            March 31,
                                                       2007           2006
                                                      (Dollars in thousands)

    Primary Insurance Premiums                       $16,852            $--
    Loss and Loss Adjustments Expenses                11,100             --
    Underwriting, Acquisition and Insurance
     Expenses (2)                                      5,774             --
    Underwriting Profit                                 $(22)           $--

    Loss Ratio (3)                                      65.9%           0.0%
    Expense Ratio (4)                                   34.3%           0.0%
    Combined Ratio (5)                                 100.1%           0.0%

    (1)  Results of the Primary Insurance segment are not presented for periods prior to the acquisition date of November 14, 2006.
    (2)  Does not include the elimination of $353 thousand of Majestic policy acquisition costs against commissions due to CRM New York and CRM
         California.
    (3)  The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums.
    (4)  The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums.
    (5)  The combined ratio is the sum of the loss ratio and the expense ratio.

    Table 8

                              CRM Holdings, Ltd.
                           Reinsurance Segment Data

                                                   For the three months ended
                                                            March 31,
                                                       2007           2006
                                                      (Dollars in thousands)

    Net Reinsurance Premiums                          $5,970         $4,311
    Loss and Loss Adjustments Expenses                 1,910          1,034
    Underwriting, Acquisition and Insurance Expenses   1,729          1,372
    Underwriting Profit                               $2,331         $1,905

    Loss Ratio (1)                                      32.0%          24.0%
    Expense Ratio (2)                                   29.0%          31.8%
    Combined Ratio (3)                                  61.0%          55.8%

    (1)  The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums.
    (2)  The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums.
    (3)  The combined ratio is the sum of the loss ratio and the expense ratio.

    CRMH-E

SOURCE  CRM Holdings, Ltd.
    -0-                             05/02/2007
    /CONTACT:  Mark Collinson of CCG Investor Relations, +1-310-231-8600,
ext. 117, for CRM Holdings, Ltd./
    /Web site:  http://www.CRMHoldingsLtd.bm/events.cfm /
    /Web site:  http://www.crmholdingsLtd.bm /
    (CRMH)